AMERICAN ITALIAN PASTA COMPANY	NEWS RELEASE

Contact: George Shadid – EVP & Chief Financial Officer 816-584-5621 gshadid@aipc.com

FOR IMMEDIATE RELEASE

AMERICAN ITALIAN PASTA COMPANY

ANNOUNCES CHANGES TO ITS SYSCO RELATIONSHIP

AIPC Expects to Continue to Service SYSCO Operating Companies While Also

Pursuing the Approximately 75% of Food Service Market Not Serviced by SYSCO

KANSAS CITY, MO, June 26, 2006 --- American Italian Pasta Company (NYSE: PLB), the largest producer and marketer of dry pasta in North America, announced that its mutually exclusive contract with SYSCO Corporation (“SYSCO”) for the supply of pasta bearing a SYSCO owned label will terminate at the end of 2006. The Company expects to continue to supply pasta to the SYSCO network of operating companies as a non-exclusive qualified supplier, while pursuing the approximately 75% of the food service market not serviced by SYSCO.

Under the terms of the SYSCO contract, the Company has been precluded from pursuing other food service providers. These other providers present a market opportunity of approximately 375 million pounds of pasta annually. During the fiscal year ended September 30, 2005, sales to SYSCO accounted for approximately 11% of the Company’s revenue.

The Company also will be free to service major restaurant and hotel chains and other multi-unit entities, without seeking the prior approval of SYSCO, which has been required under the existing contract. In addition, the Company will be able to supply private label pasta and sell its own brands into the food service channel.

“AIPC has had a strong, long-standing relationship with SYSCO and its operating companies and we are looking forward to continuing to be a key supplier to SYSCO,” said Jim Fogarty, Chief Executive Officer of AIPC. “Going forward, we also will be able to provide all other major food distributors and multi-unit accounts with our high quality pasta products marketed under both private label and AIPC’s own brands.”

American Italian Pasta Company

June 26, 2006

“Given the outstanding business we have built in the retail private label market, we are excited about pursuing this market opportunity, forming relationships with these customers and continuing to demonstrate the outstanding service levels and quality that our current customers have come to know and rely upon,” he added, noting that AIPC services more than 50% of the retail private label market.

Jerry Dear, executive vice president of AIPC, said, “We look forward to our continued success with SYSCO and its operating companies and to leveraging our food service expertise to expand our business in this growing segment of the industry. Over these next several months we will focus on developing our infrastructure to maximize these opportunities.”

Founded in 1988 and based in Kansas City, Missouri, American Italian Pasta Company is the largest producer and marketer of dry pasta in North America. The Company has four plants that are located in Excelsior Springs, Missouri; Columbia, South Carolina; Tolleson, Arizona and Verolanuova, Italy. The Company has approximately 600 employees located in the United States and Italy.

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